Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of August 14, 2008, by and among Nanogen, Inc., a Delaware corporation, with headquarters located at 10398 Pacific Center Court, San Diego, California 92121 (the “Company”), and the investors signatory hereto (individually, an “Investor” and collectively, the “Investors”).1

WHEREAS:

A. The Company and each Investor is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B. The Company has authorized the issuance of a new series of senior secured convertible notes of the Company, in the form attached hereto as Exhibit A (the “Notes”), which Notes shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (as converted, the “Conversion Shares”), in accordance with the terms of the Notes.

C. Subject to the terms and conditions set forth in this Agreement, each Investor listed on the Schedule of Investors attached hereto as of the Closing Date (as defined below) (the “Investors”) wishes to purchase, and the Company wishes to sell at the Closing (as defined below), upon the terms and conditions stated in this Agreement, that aggregate principal amount of Notes set forth opposite such Investor’s name in column (3) on the Schedule of Investors (which aggregate amount for all Investors shall be $1,861,254.76).

D. The Notes and the Conversion Shares collectively are referred to herein as the “Securities”.

E. The Notes will rank senior to all outstanding and future indebtedness of the Company, other than the New Exchanged Notes (as defined below) which will rank pari passu with the Notes, and will be secured by a second priority, perfected security interest in all of the assets of the Company, a first priority security interest in all of the assets of the Company’s domestic subsidiaries, a second priority security interest in all of the stock of the Company’s domestic subsidiaries, a second priority security interest in 65% of the stock of all of the Company’s non-U.S. subsidiaries (other than Nanogen Advanced Diagnostics, Srl, a company with limited liability (società a responsabilità limitata), incorporated under the laws of Italy, with registered office in Italy, Trezzano sul Naviglio (MI), having registered share capital of €50,000.00 and shared capital subscribed and paid in of €50,000.00, registered in the Companies Registry at n. 05239350969, Italian tax payer code n. 05239350969 (the “NAD Sub”)), as evidenced by (i) the U.S. Security Agreement of the Company attached hereto as Exhibit B-1 and the U.S. Security Agreement of the Subsidiaries attached hereto as Exhibit B-2 (collectively, the “US Security Agreements”), (ii) the guarantees of the Subsidiaries of the Company (other

[1]	Each family of funds to have a separate SPA. SPAs for other funds to be cloned on this form.

than the NAD Sub) in the form attached hereto as Exhibit C-1 and the guarantee of the NAD Sub in the form attached hereto as Exhibit C-2 (the “Guarantees”) and (iii) the guarantee of Financière Elitech S.A.S., a société par actions simplifiée incorporated under the laws of France and registered with the Clerk of the Commercial Court of Nanterre under the number 481 676 062 (“Elitech”) in the form attached hereto as Exhibit D (the “Elitech Guarantee”) and a first priority perfected security interest in all of the stock of the NAD Sub, having a total face value of €50,000.00, and in certain of the assets of NAD Sub, including, without limitation, the balance of the bank account number 100000061933, at Intesa San Paolo, Agenzia 3, Corso Sempione 65/A, Milan, the balance of the bank account number 000000005083 at Banca Popolare di Bergamo, Agenzia Via Foppa, Via Foppa 26, Milan, as will be evidenced by the Italian Security Agreements which will be executed and perfected, upon accomplishment of all the formalities required by Italian law, by the Company and NAD Sub no later than September 15, 2008, a form of which is attached hereto as Exhibit E and the form and substance of which shall be reasonably satisfactory to the Investors (the “Italian Security Agreements” and together with the Guarantees, the US Security Agreement, the Italian Security Agreements, any ancillary documents related thereto and the Intercreditor Agreement (as defined below), collectively the “Security Documents”).

F. Concurrently herewith, certain other investors (the “Other Investors”) are also entering into agreements identical to this Agreement (the “Other Agreements”) (other than proportional changes in the principal amount of the Notes of each such Other Investor being purchased thereunder).

G. The Company, the Investors and certain of the Other Investors (the “Original Investors”) are parties to that certain Securities Purchase Agreement, dated as of August 26, 2007 (the “Existing Securities Purchase Agreement”), pursuant to which, among other things, the Original Investors purchased from the Company (i) 6.25% senior convertible notes due 2010 (the “Existing Notes”), which are convertible into shares (the “Existing Conversion Shares”) of the Common Stock, pursuant to that certain first supplemental indenture, dated August 27, 2007 (the “First Supplemental Indenture”) and that certain second supplemental indenture, dated March 27, 2008 (the “Second Supplemental Indenture”), which supplement the Indenture dated August 27, 2007, by and between the Company and Bank of New York Trust Company, N.A., as trustee (the “Trustee”) (such indenture, as modified by any supplement and amendment thereto as of the date hereof, the “Indenture”) and (ii) three series of warrants, which are exercisable into shares of Common Stock (the “Existing Warrants”).

H. On March 13, 2008, the Company entered into Amendment and Exchange Agreements (the “Existing Exchange Agreements”) with the Investors, pursuant to which the Company and each Investor (x) exchanged a portion of such Investor’s Existing Notes for the Company’s 9.75% Senior Secured Convertible Notes (the “Existing Exchanged Notes”), which are convertible into shares of Common Stock (the “Existing Exchanged Conversion Shares”) and are secured by a first priority, perfected security interest in certain of the assets of the Company and the stock and assets of each of the Company’s subsidiaries, as evidenced by the security agreement, dated March 27, 2008 (the “Existing Security Agreement” and together with any ancillary documents related thereto, collectively the “Existing Security Documents”), by and between the Company and Portside Growth and Opportunity Fund, as collateral agent (the “Original Collateral Agent”).

I. Concurrently with the transactions contemplated hereby, the Company has entered into separate Second Amendment and Exchange Agreements (the “New Amendment and Exchange Agreement”) with the Investors and certain Other Investors, pursuant to which on the Closing Date, the Company and the Investors are exchanging (the “Exchange”) the Existing Exchanged Notes of the Investors for (x) certain of the Company’s Amended and Restated 9.75% Senior Secured Convertible Notes, in the form attached thereto as Exhibit A-1 (the “Amended Exchanged Notes”), which shall be convertible into shares of Common Stock (the “Amended Exchanged Conversion Shares”) and (y) the Company’s 9.75% Senior Secured Notes (the “Additional Convertible Exchanged Notes”, and together with the Amended Exchanged Notes, the “New Exchanged Notes”), in the form attached thereto as Exhibit A-2.

J. The Company desires that Portside Growth and Opportunity Fund, the collateral agent for the Notes (the “Collateral Agent”), enter into an Intercreditor Agreement in the form attached hereto as Exhibit F (the “Intercreditor Agreement”) with the Original Collateral Agent pursuant to which the Original Collateral Agent shall agree to subordinate its liens on the capital stock and assets of NAD Sub to the Collateral Agent and the Collateral Agent shall agree to subordinate its liens on the other assets of the Company and its Subsidiaries to the Original Collateral Agent.

NOW, THEREFORE, the Company and each Investor hereby agree as follows:

1. PURCHASE AND SALE OF NOTES.

(a) Purchase of Notes.

(i) Notes. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Investor, and each Investor severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), a principal amount of Notes as is set forth opposite such Investor’s name in column (3) on the Schedule of Investors, (the “Closing”).

(ii) Closing. The date of the Closing (the “Closing Date”) shall be, on the date of notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 (unless otherwise mutually agreed to by the Company and each Investor). The Closing shall be deemed to have occurred at 10:00 a.m., New York City time on the Closing Date.

(iii) Purchase Price. The aggregate purchase price for the Notes to be purchased by each such Investor at such Closing (the “Purchase Price”) shall be the amount set forth opposite each Investor’s name in column (4) of the Schedule of Investors. Each Investor shall pay $1,000 for each $1,000 of principal amount of Notes to be purchased by such Investor at such Closing.

(b) Form of Payment. On the Closing Date, (i) each Investor shall pay its Purchase Price to the Company for the Notes to be issued and sold to such Investor at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (ii) the Company shall deliver, or cause to be delivered, to each

Investor the Notes (allocated in the principal amounts as such Investor shall request) which such Investor is then purchasing hereunder duly executed on behalf of the Company and registered in the name of such Investor or its designee.

(c) Intercreditor Agreement. Each Investor hereby consents to the terms and conditions of the Intercreditor Agreement and hereby instructs the Collateral Agent to execute and deliver the Intercreditor Agreement to the Original Collateral Agent on the Closing Date.

(d) Single Agreement. Each Investor and the Company hereby acknowledge and agree that, with respect to the application of any usury law, rule or regulation, this Agreement and the Other Agreements shall be treated as a single agreement and plan of financing.

2. INVESTOR’S REPRESENTATIONS AND WARRANTIES. Each Investor, severally and not jointly, represents and warrants, with respect to only itself, that, as of the date hereof:

(a) No Public Sale or Distribution. Such Investor is acquiring the Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Investor is acquiring the Securities hereunder in the ordinary course of its business. Such Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. Such Investor, nor any Person acting on its or their behalf, has, to such Investor’s knowledge, purchased the Securities as a result of any form of general solicitation or general advertising (within the meaning of Regulation D). For the purpose of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b) Accredited Investor Status. Such Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c) Reliance on Exemptions. Such Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.

(d) Information. Such Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Investor. Such Investor and its advisors, if any, have been afforded the opportunity to ask questions of the

Company. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors, if any, or its representatives shall modify, amend or affect such Investor’s right to rely on the Company’s representations and warranties contained herein. Such Investor understands that its investment in the Securities involves a high degree of risk. Such Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e) No Governmental Review. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. Such Investor understands that: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Investor shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Investor provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(f).

(g) Legends. Such Investor understands that the certificates or other instruments representing the Notes and, until such time as the resale of the Conversion Shares have been registered under the 1933 Act, the stock certificates representing the Conversion Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE

BEEN] [THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC (as defined below), unless otherwise required by state securities laws, (i) when such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, if such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) if such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A.

(h) Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents (as defined below) and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary action on the part of such Investor. This Agreement has been duly executed by such Investor, and when delivered by such Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (ii) as enforceability of any indemnification and contribution provisions may be limited under the federal and state securities laws and public policy, and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(i) No Conflicts. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

(j) Residency. Such Investor is a resident of that jurisdiction specified below its address on the Schedule of Investors.

(k) Certain Trading Activities. Other than with respect to this Agreement and the transactions contemplated herein, since the time that such Investor was first contacted by the Company, the Agent (as defined below) or any other Person regarding this investment in the Company neither the Investor nor any Affiliate of such Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments and (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor or Trading Affiliate, effected or agreed to effect any transactions in the securities of the Company. Such Investor hereby covenants and agrees not to, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in any transactions in the securities of the Company or involving the Company’s securities during the period from the date hereof until such time as (i) the transactions contemplated by this Agreement are first publicly announced as described in Section 4(g) hereof or (ii) this Agreement is terminated in full pursuant to Section 8 hereof. Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect short sales or similar transactions in the future.

(l) Acquiring Person. Such Investor, after giving effect to the transactions contemplated hereby, will not be the beneficial owner of 20% or more of the Company’s outstanding Common Stock. For purposes of this Section 2(l), beneficial ownership shall be determined pursuant to a Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(m) Consents. Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by such Investor of this Agreement and the consummation of the transactions herein contemplated has been obtained or made and is in full force and effect.

The Company acknowledges and agrees that each Investor does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each of the Investors that, as of the date hereof and as of the Closing Date, except as set forth in (i) the Disclosure Schedule attached to the New Amendment and Exchange Agreement or (ii) the Disclosure Schedule attached hereto:

(a) Organization. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement (as defined in the Existing Securities Purchase Agreement), the General Disclosure Package (as defined in the Existing Securities Purchase Agreement) and the Prospectus (as defined in the Existing Securities Purchase Agreement). The Company has no significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) other than as listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”) (collectively, the “Subsidiaries”). Each of the Subsidiaries has been duly organized and is validly existing as an entity in good standing under the laws of the jurisdiction of its organization, with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus. The Subsidiaries are the only subsidiaries, direct or indirect, of the Company. The Company and each of the Subsidiaries are duly qualified to transact business in all jurisdictions in which the conduct of their business requires such qualification, except where the failure to be so qualified would not reasonably be expected to (i) result in any material adverse change, or any development that would reasonably be expected to result in a material adverse change, in or affecting the business, results of operations, or financial condition of the Company and of the Subsidiaries taken as a whole, whether or not occurring in the ordinary course of business, or (ii) prevent, burden or impair the consummation of the transactions contemplated by this Agreement (collectively a “Material Adverse Effect”). The outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of all liens, encumbrances and equities and claims, except as described in the Registration Statement and the General Disclosure Package; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or ownership interests in the Subsidiaries are outstanding.

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Notes, the Security Documents, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)), and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the Notes have been duly authorized by the Company’s Board of Directors, and no further filing, consent, or authorization is required by the Company’s Board of Directors or its stockholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) Issuance of Securities. (i) The outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Securities to be issued and sold by the Company have been duly authorized and when issued and paid for as contemplated herein will be validly issued, fully paid and non-assessable; and no preemptive rights of stockholders exist with respect to any of the Securities or the issue and sale thereof. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds 120% of the aggregate of the maximum number of shares of Common Stock issuable as of the Closing Date upon conversion of the Notes. The offering or sale of the Securities as contemplated by this Agreement does not give rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock. Upon conversion in accordance with the terms of the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(ii) Assuming the accuracy of the representations and warranties of the Investors set forth in Section 2 of this Agreement, the offer, issue, sale and delivery of the Securities under the circumstances contemplated under this Agreement constitutes or will constitute an exempt transaction under the 1933 Act and registration of the Securities under the 1933 Act is not required.

(d) Equity Capitalization. As of the date hereof and as of the Closing Date, the Company has or will have, as the case may be, an authorized, issued and outstanding capitalization as is set forth in Schedule 3(d) hereto (subject to the issuance of shares of Common Stock upon exercise of stock options and warrants disclosed as outstanding in the Registration Statement and the Prospectus and the grant or issuance of options or shares under existing equity compensation plans or stock purchase plans described in the Registration Statement or the Prospectus), and such authorized capital stock conforms to the description thereof set forth in the Registration Statement and the Prospectus. The form of certificates for the Conversion Shares will conform to the corporate law of the jurisdiction of the Company’s incorporation.

(e) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Investors or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information, that is not included in the 8-K Filing (as defined below) or other public filing of the Company filed prior to the 8-K Filing Time (as defined below). The Company understands and confirms that each of the Investors will rely on the foregoing representations in effecting transactions in securities of the Company. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(f) Financial Statements. The condensed consolidated financial statements of the Company and the Subsidiaries, together with related notes and schedules as set forth or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, present fairly in all material respects the financial position and the results of operations and cash flows of the Company and the consolidated Subsidiaries, at the indicated dates and for the indicated periods. Such condensed consolidated financial statements and related schedules have been prepared in accordance with generally accepted principles of accounting (“GAAP”), consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. The summary and selected consolidated financial and statistical data included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus presents fairly in all material respects the information shown therein, at the indicated dates and for the indicated periods, and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. All disclosures, if any, contained in the Registration Statement, the General Disclosure Package and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the Rules and Regulations) comply in all material respects with Regulation G of the 1934 Act and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable. The Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Registration Statement, the General Disclosure Package and the Prospectus.

(g) Accountants. Ernst & Young LLP, who have certified certain of the financial statements filed with the SEC has represented to the Company that it is an independent registered public accounting firm with respect to the Company and the Subsidiaries within the meaning of the 1933 Act and the applicable Rules and Regulations and the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

(h) Weaknesses or Changes in Internal Accounting Controls. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of the Subsidiaries is aware of (i) any material weakness in its internal control over financial reporting or (ii) change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(i) Sarbanes- Oxley. Solely to the extent that the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC and The NASDAQ Capital Market (the “Principal Market”) thereunder (collectively, the “Sarbanes-Oxley Act”) has been applicable to the Company, there is and has been no failure on the part of the Company to comply in all material respects with any provision of the Sarbanes-Oxley Act. The Company has taken all necessary actions to ensure that it is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act that are in effect with respect to which the Company is required to comply and is actively taking steps to ensure that it will be in compliance with the other provisions of the Sarbanes-Oxley Act which will become applicable to the Company.

(j) Litigation. There is no action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries before any court or administrative agency or otherwise which if determined adversely to the Company or any of the Subsidiaries would have, individually or in the aggregate, a Material Adverse Effect, except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus.

(k) Title. The Company and the Subsidiaries have good and marketable title to all of the material properties and assets reflected in the condensed consolidated financial statements hereinabove described or described in the Registration Statement, the General Disclosure Package and the Prospectus, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those reflected in such financial statements or described in the Registration Statement, the General Disclosure Package and the Prospectus or which are not material in amount or would not materially interfere with the use to be made of such properties or assets. The Company and the Subsidiaries occupy their leased properties under valid and binding leases conforming in all material respects to the description thereof set forth in the Registration Statement, the General Disclosure Package and the Prospectus.

(l) Taxes. The Company and the Subsidiaries have filed all Federal, State, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP. All tax liabilities have been adequately provided for in the condensed consolidated financial statements of the Company in accordance with GAAP, and the Company does not know of any actual or proposed additional material tax assessments.

(m) Absence of Certain Changes. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, as each may be amended or supplemented, there has not been any Material Adverse Effect, and there has not been any material transaction entered into by the Company or the Subsidiaries, other than transactions in the ordinary course of business and transactions described in the Registration Statement, the General Disclosure Package and the Prospectus, as each may be amended or supplemented. The Company and the Subsidiaries have no material contingent obligations which are not disclosed in the Company’s condensed consolidated financial statements which are included in the Registration Statement, the General Disclosure Package and the Prospectus.

(n) No Conflicts. Neither the Company nor any of the Subsidiaries is or with the giving of notice or lapse of time or both, will be in violation of its certificate of incorporation, by-laws, or other organizational documents. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated and the fulfillment of the terms hereof will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound, or of the certificate of incorporation or by-laws of the Company or any law, order, rule or regulation judgment, order, writ or decree applicable to the Company or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction, except to the extent that such conflict, breach or default would not have a Material Adverse Effect.

(o) Contracts. There is no document, contract or other agreement required to be described in the Registration Statement or Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required by the 1933 Act or the Rules and Regulations. Each description of a contract, document or other agreement in the Registration Statement and the Prospectus accurately reflects in all material respects the terms of the underlying contract, document or other agreement. Each contract, document or other agreement described in the Registration Statement and Prospectus or listed in the exhibits to the Registration Statement or incorporated by reference is in full force and effect and is valid and enforceable by and against the Company in accordance with its terms (except as rights to indemnity and contribution thereunder may be limited by federal or state securities laws and matter of public policy and except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principle). Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party is in default in the observance or performance of any term or obligation to be performed by it under any such agreement or any other agreement or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or their respective properties or businesses may be bound, and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case in which the default or event, individually or in the aggregate, would have a Material Adverse Effect.

(p) Regulatory Approvals. Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions herein contemplated (except such additional steps as may be required by the SEC, the Financial Industry Regulatory Authority (the “FINRA”) or such additional steps as may be required under state securities or Blue Sky laws) has been obtained or made and is in full force and effect.

(q) Intellectual Property. Except as described in the Registration Statement and the General Disclosure Package or in any document incorporated by reference therein, the Company and each of the Subsidiaries hold all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of their businesses in the manner in which they are being conducted; the Company and the Subsidiaries each own or possess the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (“Intellectual Property”) necessary to carry on their business in all material respects in the manner in which it is being conducted; to the Company’s knowledge, neither the Company nor any of the Subsidiaries has infringed, and none of the Company or the

Subsidiaries have received notice of conflict with, any Intellectual Property of any other person or entity. The Company has taken all steps reasonably necessary to secure ownership interests in Intellectual Property created for it by any contractors. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property of the Company that are required to be described in the Registration Statement, the General Disclosure Package and the Prospectus and are not described therein in all material respects. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property of any other person or entity that are required to be set forth in the Prospectus and are not described therein in all material respects. None of the technology employed by the Company and material to the Company’s business has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or, to the Company’s knowledge, any of its officers, directors or employees or, to the Company’s knowledge, otherwise in violation of the rights of any persons; the Company has not received any written or oral communications alleging that the Company has violated, infringed or conflicted with, or, by conducting its business as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, would violate, infringe or conflict with, any of the Intellectual Property of any other person or entity. The Company knows of no infringement by others of Intellectual Property owned by or licensed to the Company.

(r) FDA; Studies. Since the respective dates as of which information is set forth in the Registration Statement, the General Disclosure Package and the Prospectus, (i) all of the descriptions of the Company’s legal and governmental proceedings and procedures before the United States Food and Drug Administration (the “FDA”) or any other national, departmental, state or local governmental body exercising comparable authority are true and correct in all material respects, (ii) the studies, tests and preclinical and clinical trials conducted by or on behalf of the Company and its Subsidiaries that are described in the Registration Statement, the General Disclosure Package and the Prospectus were and, if still pending, are (a) with respect to the foregoing conducted by employees of the Company or any of its Subsidiaries (“Company Studies”), being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards, in each case in all necessary respects and in all material respects; and (b) with respect to the foregoing conducted on behalf of the Company or independently by others using the Company’s or any of its Subsidiaries’ technologies, products or product candidates (“Independent Studies”), to the Company’s knowledge, being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards, in each case in all necessary respects and in all material respects; (iii) the descriptions of the results of the Company Studies, and, to the Company’s knowledge, the Independent Studies, contained in the Registration Statement, the General Disclosure Package and the Prospectus are true and correct in all material respects; and (iv) except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor its Subsidiaries have received any notices or correspondence from the FDA, or any national, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any of the Company Studies or Independent Studies.

(s) Manipulation of Prices. Neither the Company, nor to the Company’s knowledge, any of its affiliates, has taken or may take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of Common Stock to facilitate the sale or resale of the Securities.

(t) Investment Company Act. Neither the Company nor any Subsidiary is or, after giving effect to the offering and sale of the Securities contemplated hereunder and the application of the net proceeds from such sale as described in the Prospectus, will be an “investment company” within the meaning of such term under the Investment Company Act of 1940 as amended (the “1940 Act”), and the rules and regulations of the SEC thereunder.

(u) Internal Accounting Controls.

(i) The Company and each of the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15e and 15d-15e under the 1934 Act); the Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the 1934 Act, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the 1934 Act with respect to such reports.

(v) Money Laundering Laws. The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any or its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(w) Office of Foreign Assets Control. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(x) Insurance. The Company and each of the Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses.

(y) Employee Benefits. The Company and each Subsidiary is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company and each Subsidiary would have any material liability; the Company and each Subsidiary has not incurred and does not expect to incur material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(z) Transactions with Affiliates. To the Company’s knowledge, there are no affiliations or associations between any member of the FINRA and any of the Company’s officers, directors or 5% or greater securityholders, except as set forth in the Registration Statement. There are no relationships or related-party transactions involving the Company or any of the Subsidiaries or, to the knowledge of the Company, any other person required to be described in the Prospectus which have not been described as required.

(aa) Environmental Laws. Neither the Company nor any of the Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and the Company is not aware of any pending investigation which would reasonably be expected to lead to such a claim.

(bb) Listing; 1934 Act Registration. The Common Stock has been approved for listing subject to notice of issuance on the Principal Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or the quotation of the Common Stock on the Principal Market, nor, has the Company received any notification that the SEC or The NASDAQ Capital Market (the “Principal Market”) is contemplating terminating such registration or quotation.

(cc) Contributions; Foreign Corrupt Practices. Neither the Company nor any of the Subsidiaries has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law which violation is required to be disclosed in the Prospectus.

(dd) No Integrated Offering. The Company has not sold or issued any securities that would be integrated with the offering of the Securities contemplated by this Agreement pursuant to the 1933 Act, the Rules and Regulations or the interpretations thereof by the SEC. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to require approval of stockholders of the Company for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(ee) No General Solicitation; Brokerage Fees; Commissions. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Except as described on Schedule 3(ee), neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or the Investors for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities. The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

(ff) Consents. Other than as described in Section 3(p) hereof, or as have been obtained, filed or made, neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than any filings which may be required to be made by the Company with the SEC or the Principal Market subsequent to the date hereof, including but not limited to the Prospectus Supplement and any blue sky filings which may be required to be made). The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

(gg) Acknowledgment Regarding Investor’s Purchase of Securities. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Investor is (i) an officer or director of the Company, (ii) to the knowledge of the Company, an “affiliate” of the Company or any of its Subsidiaries (as defined in Rule 144 of the 1933 Act) or (iii) to the knowledge of the Company, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the

1934 Act). The Company further acknowledges that no Investor is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by an Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Investor’s purchase of the Securities. The Company further represents to each Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(hh) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Notes will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Notes in accordance with this Agreement, the Notes is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(ii) Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to exempt the Company’s issuance of the Securities and any Investor’s ownership of the Securities from the provisions of any control share acquisition, business combination or other similar anti-takeover provision under the Certificate of Incorporation of the Company or the laws of the state of its incorporation which is or could become applicable to any Investor as a result of the transactions contemplated by this Agreement. Except as described in the Registration Statement and the General Disclosure Package, the Company does not have any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(jj) Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(kk) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(ll) Transfer Taxes. On the Closing Date, all stock transfer or other similar taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Investor hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(mm) Acknowledgement Regarding Investors’ Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, but subject to compliance by the Investors with applicable law, it is understood and acknowledged by the Company (i) that none of the Investors have been asked by the Company or its Subsidiaries to agree, nor has any

Investor agreed with the Company or its Subsidiaries, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by any Investor, including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that any Investor, and counter parties in “derivative” transactions to which any such Investor is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) that each Investor shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that, subject to compliance by the Investors with applicable law, (a) one or more Investors may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares deliverable with respect to Securities are being determined and (b) such hedging and/or trading activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging and/or trading activities are being conducted.

(nn) U.S. Real Property Holding Corporation. The Company is not, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code and the Company shall so certify upon any Investor’s request.

(oo) Disclosure. All disclosure provided to the Investors regarding the Company, or any of its Subsidiaries, their business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. As of their respective filing dates, all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the date of the Closing, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”) complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(pp) Placement Agent’s Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by the Investors or its investment advisor) relating to or arising out of the transactions contemplated hereby, including, without limitation, placement agent fees payable to Cowen and Company, LLC, as placement agent (the “Placement Agent”) in connection with the sale of the Securities. The Company shall pay, and hold each Investor harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged the Placement Agent in connection with the sale of the Securities. Other than the Placement Agent, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

4. COVENANTS.

(a) Reasonable Best Efforts. Each party shall use its reasonable best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Blue Sky. If required, the Company, on or before each applicable Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investors at such Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the applicable Investors on or prior to such Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following such Closing Date.

(c) Use of Proceeds. The Company will use the proceeds from the sale of the Securities for general corporate purposes, except as otherwise limited by any prohibitions contained in the Notes for so long as such Notes are outstanding.

(d) Listing. The Company shall promptly secure the listing of all of the Conversion Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall use its reasonable best efforts to maintain, in accordance with the terms of the Notes, such listing of all Conversion Shares from time to time issuable under the terms of the Transaction Documents. The Company use reasonable best efforts to maintain the Common Stocks’ authorization for quotation on the Principal Market or if such authorization is not able to be maintained, on another Eligible Market (as defined in the Notes). Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(d).

(e) Fees. Subject to Section 8 below, at the Closing, the Company shall pay an expense allowance to Portside Growth and Opportunity Fund (an Investor) or its designee(s) (in addition to any other expense amounts paid to any Investor prior to the date of this

Agreement) for all actual and accountable reasonable costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including all reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith) (in addition to any other expense amounts paid to any Investor prior to the date of this Agreement), which amount may be withheld by such Investor from its Purchase Price at the Closing. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Investor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Investor harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Notwithstanding the foregoing, the Company shall not be permitted to pay any non-ordinary course professional fees, including, without limitation those of the Placement Agent in connection with the transactions contemplated hereby (other than the Company’s legal fees and the fees and expenses of the Investors contemplated above and pursuant to the New Amendment and Exchange Agreement and any actual and documented out-of-pocket expenses of the Placement Agent) until the consummation of the transactions contemplated by the Share Exchange Agreement, dated as of the date hereof between the Company and Elitech.

(f) Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged in compliance with applicable law by any holder of Securities (an “Holder”) in connection with a bona fide margin agreement or (but not the enforcement of any pledge) other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Holder effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. The Company hereby agrees, subject to applicable securities laws, to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Holder.

(g) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement (the “8-K Filing Time”), the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement, the form of the Notes, the Security Documents and all the financial statements of Elitech delivered to the Investors) as exhibits to such filing (including all attachments, the “8-K Filing”). As of immediately following the filing of the 8-K Filing with the SEC, no Investor shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing or in prior filings with the SEC. For so long as the Notes are outstanding, other than notices required to be delivered pursuant to Section 4(p), the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Investor.

For so long as the Notes are outstanding, if an Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries provided in breach of the preceding sentence, it shall provide the Company with written notice thereof in which case the Company shall, within five (5) Trading Days (as defined in the Notes) of receipt of such notice, make public disclosure of any such material, nonpublic information provided in breach of the preceding sentence. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, an Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Investor shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company, its Subsidiaries nor any Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law, regulation or any Eligible Market on which the Company’s securities are then listed or quoted (provided that in the case of clause (i) each Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of any applicable Investor, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of such Investor in any filing, announcement, release or otherwise other than in connection with the Registration Statement unless such disclosure is required by law, regulation or any Eligible Market on which the Company’s securities are then listed or quoted. As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York, New York, are authorized or required by law to remain closed.

(h) Additional Notes; Variable Securities; Dilutive Issuances. For so long as any Notes remain outstanding, the Company will not issue any Notes other than to the Investors as contemplated hereby or pursuant to the Other Agreements and the Company shall not issue any other securities that would cause a breach or default under the Notes. For so long as any Notes remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Notes) with respect to the Common Stock into which any Note is convertible. For so long as any Notes remain outstanding, the Company shall not, in any manner, enter into or affect any Dilutive Issuances (as defined in the Notes) if the effect of such Dilutive Issuance is to cause, or but for the Securities Limitations (as defined below) would cause, the Company to be required to issue upon conversion of any Note any shares of Common Stock in excess of that number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market, in each case without giving effect to (x) the limitations on conversion contained in the Notes and (y) the application of any Conversion Floor Price (as defined in the Notes), (the “Securities Limitations”). For so long as any Notes are outstanding, unless or until the stockholder approval required by the Principal Market (as defined below) has been obtained, the Company shall not take any action if the effect of such action would be to cause the Conversion Price to be reduced below the Conversion Floor Price without giving effect to any Securities Limitations.

(i) Corporate Existence. For so long as any Notes remain outstanding, the Company shall not be party to any Fundamental Transaction (as defined in the Notes) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes.

(j) Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 120% of the sum of the number of shares of Common Stock issuable upon conversion of the Notes issued at the Closing (without taking into account any limitations on the Conversion of the Notes set forth in the Notes).

(k) Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(l) Public Information. At any time during the period commencing on the six month anniversary of the Closing Date and ending at such time that all of the Securities can be sold without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if a registration statement is not available for the resale of all of the Securities and the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c)(1) (a “Public Information Failure”) then, as partial relief for the damages to any holder of Securities by reason of any such delay in or reduction of its ability to sell the Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate Purchase Price of such holder’s Securities on the day of a Public Information Failure and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144. The payments to which a holder shall be entitled pursuant to this Section 4(l) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

(m) Collateral Agent. Each Investor hereby (a) appoints Portside Growth and Opportunity Fund, as the collateral agent hereunder, under the Notes and under the other Security Documents (in such capacity, the “Collateral Agent”), and (b) authorizes the Collateral

Agent (and its officers, directors, employees and agents) to take such action on such Investor’s behalf in accordance with the terms hereof and thereof. The Collateral Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Investor. Neither the Collateral Agent nor any of its officers, directors, employees and agents shall have any liability to any Investor for any action taken or omitted to be taken in connection hereof or any other Transaction Document except to the extent caused by its own gross negligence or willful misconduct, and each Investor agrees to defend, protect, indemnify and hold harmless the Collateral Agent and all of its officers, directors, employees and agents (collectively, the “Collateral Agent Indemnitees”) from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Collateral Agent Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Collateral Agent Indemnitee of the duties and obligations of Collateral Agent pursuant hereto or any of the Transaction Documents. The Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the holders of a majority in principal amount of the Notes then outstanding, and such instructions shall be binding upon all holders of Notes; provided, however, that the Collateral Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Transaction Document or applicable law. The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(n) Successor Collateral Agent.

(i) The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the other Transaction Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Company and each holder of Notes. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment pursuant to clauses (ii) and (iii) below or as otherwise provided below. In addition, at any time and from time to time following the repayment by Elitech of all “Guaranteed Obligations” as defined in the Elitech Guarantee in accordance with the terms of thereof, the holders of a majority in principal amount of the Notes may, by giving at least ten (10) Business Days’ prior written notice to the Company and the Collateral Agent, remove the Collateral Agent as collateral agent and appoint a successor collateral agent.

(ii) Upon any such notice of resignation, the holders of a majority in principal amount of the Notes then outstanding shall appoint a successor collateral agent. Upon the acceptance of any appointment as collateral agent hereunder by a successor collateral agent, such successor collateral agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the collateral agent, and the Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents. After the Collateral Agent’s resignation hereunder as the collateral agent or the removal of the Collateral Agent and appointment of a successor collateral agent, the provisions of this Section 4(n) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and the other Transaction Documents.

(iii) If a successor collateral agent shall not have been so appointed within said thirty (30) Business Day period, the Collateral Agent shall then appoint a successor collateral agent who shall serve as the collateral agent until such time, if any, as the holders of a majority in principal amount of the Notes then outstanding appoint a successor collateral agent as provided above.

(o) Appointment of Special Co-Collateral Agent.

(i) Notwithstanding any other provisions of this Agreement, for the purpose of holding and or liquidating any Collateral in a foreign jurisdiction or following the occurrence of, and during the continuation of, an Event of Default under the Notes and any other actions permitted to be taken by the Collateral Agent pursuant to the Security Documents, if the Collateral Agent reasonably believes that such action is either (A) required by applicable law, rule or regulation or (B) is otherwise in the best interests of the holders of the Notes, the Collateral Agent shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-collateral agent or co-collateral agents hereunder, or separate collateral agent or separate collateral agents hereunder (the “Special Co-Collateral Agent”), in each case exclusively in such jurisdiction or jurisdictions, and to vest in such Special Co-Collateral Agent, in such capacity and for the benefit of the Investors, such title hereunder, or any part hereof, in each case exclusively in such jurisdiction or jurisdictions, and subject to the other provisions of this Section 4(o), such powers, duties, obligations, rights and trusts in such jurisdiction or jurisdictions as the Collateral Agent, as applicable may reasonably consider necessary or desirable. Each Special Co-Collateral Agent hereunder shall be authorized under applicable law to act as the Special Co-Collateral Agent. Any Special Co-Collateral Agent may be removed at any time by the written direction of either (x) the Collateral Agent or (y) the Required Holders (as defined in the Notes). If at any time a Special Co-Collateral Agent shall cease to be eligible to a Special Co-Collateral Agent in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect specified in Section 4(n) above. If any Special Co-Collateral Agent shall cease to exist, become insolvent, resigns or is removed, all of its estates, properties, rights, remedies and trusts grated hereunder shall vest in and be exercised by the Collateral Agent to the extent permitted by law, without the appointment of a new or successor Special Co-Collateral Agent. The Investors hereby consent to the appointment of the Investor as the Special Co-Collateral Agent with respect to the assets of the NAD Sub. Notwithstanding anything contained herein to the contrary, if Elitech shall have satisfied its obligations under the Elitech Guarantee in full, including, without limitation, the repayment by Elitech of all “Guaranteed Obligations” as defined in the Elitech Guarantee in accordance with the terms thereof, the Collateral Agent shall be required to appoint Elitech as a special Co-Collateral Agent.

(ii) Any notice, request or other writing given to the Collateral Agent shall be deemed to have been given to each of the then Special Co-Collateral Agent as effectively as if given to each of them. Every instrument appointing any Special Co-Collateral Agent shall refer to this Agreement or the Security Documents, if applicable, and the conditions of this Section 4(o). Each Special Co-Collateral Agent upon its acceptance of the trusts conferred, shall, subject to the provisions of this Section 4(o) hereof, be vested with the estates or property specified in its instrument of appointment, either jointly with the Collateral Agent, or separately, as may be provided therein, subject to all the provisions of this Agreement or the Security Documents, as applicable. Every such instrument shall be filed with the Collateral Agent.

(iii) The Special Co-Collateral Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Investor. Neither the Special Co-Collateral Agent nor any of its officers, directors, employees and agents shall have any liability to any Investor for any action taken or omitted to be taken in connection hereof or any other Transaction Document except to the extent caused by its own gross negligence or willful misconduct, and each Investor agrees to defend, protect, indemnify and hold harmless the Special Co-Collateral Agent and all of its officers, directors, employees and agents (collectively, the “Special Co-Collateral Indemnitees”) from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Special Co-Collateral Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Special Co-Collateral Indemnitee of the duties and obligations of Special Co-Collateral Agent pursuant hereto or any of the Transaction Documents. The Special Co-Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the holders of a majority in principal amount of the Notes then outstanding, and such instructions shall be binding upon all holders of Notes; provided, however, that the Special Co-Collateral Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Transaction Document or applicable law. The Special Co-Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(p) Additional Issuances of Securities.

(i) For purposes of this Section 4(p), the following definitions shall apply.

(1) “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(2) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(3) “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(4) “Shelf Offering” means any Subsequent Placement of Common Stock or Common Stock Equivalents directly by the Company or through an underwriter of the Company to buyers of such Common Stock or Common Stock Equivalents under an effective shelf registration statement pursuant to Rule 415 of the 1933 Act.

(5) “Other Subsequent Placements” means any Subsequent Placements other than a Shelf Offering.

(ii) From the date hereof until the date that is thirty (30) days following the date on which the Securities may be sold pursuant to Rule 144 (the “Trigger Date”), the Company will not, directly or indirectly, file any registration statement with the SEC and shall not file any registration statement or prospectus supplement with respect to any Subsequent Placement (as defined below). From the date hereof until the Trigger Date, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”).

(iii) From the Trigger Date until the second year anniversary of the Closing Date, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4(p)(iii).

(1) The Company shall deliver to each Investor a written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Investors at least thirty percent (30%) of the Offered Securities, allocated among such Investors (a) based on such Investor’s pro rata portion of the aggregate principal amount of Notes purchased hereunder (the “Basic Amount”), and (b) with respect to each Investor that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Investors as such Investor shall indicate it will purchase or acquire should the other Investors subscribe for less than their Basic Amounts (the “Undersubscription Amount”), which process shall be repeated (other than any requirement to provide an updated Offer Notice reflecting such Undersubscription Amount which shall not be required to be repeated in the event that such process is appropriately described in the initial Offer Notice) until the Investors shall have an opportunity to subscribe for any remaining Undersubscription Amount.

(2) To accept an Offer, in whole or in part, such Investor must deliver a written notice to the Company prior to the end of (x) with respect to a Shelf Offering, the third (3rd) Business Day or (y) with respect to an Other Subsequent Placement, the seven (7th) Business Day after such Investor’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Investor’s Basic Amount that such Investor elects to purchase and, if such Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Investor elects to purchase (in either case, the “Notice of Acceptance”); provided, however, that the Investors may not accept an Offer by electing to purchase less than 5% of the Offered Securities on an aggregate basis. If the Basic Amounts subscribed for by all Investors are less than the total of all of the Basic Amounts, then each Investor who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Investor bears to the total Basic Amounts of all Investors that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary. Notwithstanding anything to the contrary contained herein, if the Company desires to modify or amend any material terms or conditions of the Offer prior to the expiration of the Offer Period, the Company may deliver to the Investors a new Offer Notice and the Offer Period shall expire on (x) with respect to a Shelf Offering, the third (3rd) Business Day or (y) with respect to an Other Subsequent Placement, the seventh (7th) Business Day after such Investor’s receipt of such new Offer Notice.

(3) (i) The Company shall have fifteen (15) Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Investors (the “Refused Securities”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (ii) the Company shall publicly announce (a) the execution of such Subsequent Placement Agreement, and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the SEC on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(4) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(p)(iii)(3) above), then each Investor may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Investor elected to purchase pursuant to Section 4(p)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Investors pursuant to Section 4(p)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Investor so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Investors in accordance with Section 4(p)(iii)(1) above.

(5) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Investors shall acquire from the Company, and the Company shall issue to the Investors, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(p)(iii)(4) above if the Investors have so elected, upon the terms and conditions specified in the Offer. The purchase by the Investors of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Investors of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Investors and their respective counsel.

(6) Any Offered Securities not acquired by the Investors or other persons in accordance with Section 4(p)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Investors under the procedures specified in this Agreement.

(7) The Company and the Investors agree that if any Investor elects to participate in the Offer, (x) neither the agreement regarding the Subsequent Placement (the “Subsequent Placement Agreement”) with respect to such Offer nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provisions whereby any Investor shall be required to agree to any restrictions in trading as to any securities of the Company owned by such Investor prior to such Subsequent Placement and (y) the Investors shall be entitled to the same registration rights provided to other investors in the Subsequent Placement.

(8) Notwithstanding anything to the contrary in this Section 4(p) and unless otherwise agreed to by the Investors, the Company shall either confirm in writing to the Investors that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Investors will not be in possession of material non-public information, by the fifteenth (15th) Business Day following delivery of the Offer Notice. If by the fifteenth (15th) Business Day following delivery of the Offer

Notice no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice from the Company regarding the abandonment of such transaction has been received by the Investors, such transaction shall be deemed to have been abandoned and the Investors shall not be deemed to be in possession of any material, non-public information with respect to the Company. Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide each Investor with another Offer Notice and each Investor will again have the right of participation set forth in this Section 4(p)(iii). The Company shall not be permitted to deliver more than one such Offer Notice to the Investors in any 60 day period (other than the Offer Notices contemplated by the last sentence of Section 4(p)(iii)(2) of this Agreement or the prior sentence of this Section 4(p)(iii)(8)).

(iv) The restrictions contained in subsections (ii) and (iii) of this Section 4(p) shall not apply in connection with the issuance of any Excluded Securities (as defined in the Notes) and the $3 million investment by Elitech.

(q) Elitech Securities Purchase Agreement. The Company shall not amend or waive any provision of the Securities Purchase Agreement dated as of the date hereof by and between the Company and Elitech without the prior written consent of the Investors.

(r) Stockholder Approval. The Company shall provide each stockholder entitled to vote at the next meeting of stockholders of the Company (the “Stockholder Meeting”), which shall be promptly called and held not later than the earlier of (i) the date of the special meeting of stockholders of the Company as set forth in the proxy statement to be filed in connection with the transactions contemplated under the Share Exchange Agreement, dated as of the date hereof between the Company, Elitech and the stockholders of Elitech and (ii) March 15, 2009 (the “Stockholder Meeting Deadline”), a proxy statement, substantially in the form which has been previously reviewed by the Investors and a counsel of their choice, at the expense of the Company, not to exceed $10,000, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (the “Stockholder Resolutions”) providing for the Company’s issuance of all of the Securities as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the “Stockholder Approval”), and the Company shall use its best efforts to solicit its stockholders’ approval of such resolutions (which efforts shall include, without limitation, the requirement to hire a nationally recognized proxy solicitor) and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions. The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline.

(s) Italian Security. As soon as reasonably practicable following the Closing Date, but in no event later than September 15, 2008, (i) the Company shall grant a pledge in 100% of the capital stock of the NAD Sub pursuant to the Pledge As Collateral On Share of a Limited Company Agreement, whereby the Company establishes a valid, effective and perfected pledge, pursuant to Italian law, over the entire quota held by the Company, having a total face value of €50,000.00 and representing a 100% stake in the entire share capital of the NAD Sub, and over all the new quotas as may be issued from time to time by the NAD Sub, the form and substance of which shall be reasonably satisfactory to the Investors (the “NAD Sub Pledge

Agreement”), which shall be executed before a notary public in Italy and the Company shall carry out all such other actions as are required by Italian law to perfect and ensure the effectiveness of such pledge no later than September 15, 2008, (ii) the Company shall cause the NAD Sub to grant a pledge pursuant to the Pledge over Bank Account Agreement whereby the NAD Sub shall grant a pledge over the account, the amounts at any time credited on the account and the claims of the Company from the restitution of the balance from time to time existing on the account, jointly and pro indiviso basis, the form and substance of which shall be reasonably satisfactory to the Investors (the “Bank Account Pledge Agreement”) in (x) the balance of bank account number 100000061933 at Intesa San Paolo, Agenzia 3, Corso Sempione 65/A, Milan and (y) the balance of bank account number 000000005083 at Banca Popolare di Bergamo, Agenzia Via Foppa, Via Foppa 26, Milan, and the Company shall cause the NAD Sub to carry out all such other actions as are required by Italian law to perfect and ensure the effectiveness of such pledges (collectively, the “Bank Account Pledge Agreements”) no later than September 1, 2008 and (iii) the Company shall cause Ughi e Nunziante, the Company’s Italian law firm, to deliver an opinion to each Investor, dated as of the September 15, 2008, in form and substance reasonably acceptable to the Investors. As soon as reasonably practicable following the Closing Date, but in no event later than August 31, 2008, the Company shall cause the NAD Sub to deliver (i) the Guarantee of the NAD Sub in the form attached hereto as Exhibit C-2 to the Investors and (ii) NAD Sub’s acknowledgment of Intercreditor Agreement.

(t) PTO Filings. Company and the Company’s U.S. Subsidiaries shall deliver within 10 days following the Closing Date, duly executed grants of security interests in form reasonably satisfactory to Collateral Agent, for filing in the U.S. Patent and Trademark Office with respect to the security interests granted to the Collateral Agent, on behalf of the Investors, in the Intellectual Property of the Company and the U.S. Subsidiaries pursuant to the terms of the Security Documents.

5. REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Notes in which the Company shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee), the principal amount of Notes held by such Person, the number of Conversion Shares issued and issuable upon conversion of the Notes held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Investor or its legal representatives.

(b) Transfer Agent Instructions. The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, in the form of Exhibit G attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5 will be given by the Company to the Transfer Agent, and any subsequent transfer agent with respect to the Securities, and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to an Investor. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that an Investor shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Notes to each Investor at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Investor with prior written notice thereof:

(i) Each Investor shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii) Such Investor and each other Investor shall have delivered to the Company the Purchase Price (less, in the case of Portside Growth and Opportunity Fund, the amounts withheld pursuant to Section 4(e)) for the Notes being purchased by such Investor at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii) The representations and warranties of each Investor shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and such Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Investor at or prior to the Closing Date.

7. CONDITIONS TO EACH INVESTOR’S OBLIGATION TO PURCHASE.

The obligation of each Investor hereunder to purchase the Notes at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Investor’s sole benefit and may be waived by such Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have duly executed and delivered to such Investor (i) each of the Transaction Documents (other than the NAD Sub Pledge Agreement, the Bank Account Pledge Agreements and the Guarantee of the NAD Sub and(ii) the Notes (allocated in such principal amounts as such Investor shall request), being purchased by such Investor at the Closing pursuant to this Agreement.

(ii) Contemporaneously with the Closing, the Company shall have raised at least $5,000,000, including the investment contemplated by the Investors hereunder.

(iii) Such Investor shall have received the opinion of Morgan, Lewis & Bockius LLP, the Company’s counsel, dated as of the Closing Date, in substantially the form of Exhibit H attached hereto.

(iv) The Company shall have delivered to such Investor a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit G attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(v) The Company shall have delivered to such Investor a certificate (or a fax or pdf copy of such certificate) evidencing the formation and good standing of the Company and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within 10 days of the Closing Date.

(vi) The Company shall have delivered to such Investor a certificate (or a fax or pdf copy of such certificate) evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State of California, which is the only jurisdiction in which the Company conducts business and is required to so qualify, as of a date within 10 days of the Closing Date.

(vii) The Company shall have delivered to such Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware (or a fax or pdf copy of such certificate) within ten (10) days of the Closing Date.

(viii) The Company shall have delivered to such Investor a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s Board of Directors in a form reasonably acceptable to such Investor, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit I.

(ix) The representations and warranties of the Company shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Investor shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit J.

(x) The Company shall have delivered to such Investor a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Closing Date.

(xi) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(xii) In accordance with the terms of the Security Documents, the Company shall have delivered to the Collateral Agent appropriate financing statements on Form UCC-I to be duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Document.

(xiii) Within two (2) Business Days prior to the Closing, the Company shall have delivered or caused to be delivered to such Investor true copies of UCC search results, listing all effective financing statements which name as debtor the Company or any of its Subsidiaries filed in the prior five years to perfect an interest in any assets thereof, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Investor, shall cover any of the Collateral (as defined in the Security Documents) and the results of searches for any tax lien and judgment lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Investors and except with respect to any Permitted Liens (as defined in the Notes) shall not show any such Liens (as defined in the Security Documents).

(xiv) The Collateral Agent and the Original Collateral Agent shall have executed and delivered to such Investor the Intercreditor Agreement.

(xv) The Company shall have satisfied the conditions set forth in Section 6 of each of the New Amendment and Exchange Agreements (except for such conditions that are waived by the Investors on or prior to the Closing Date and the consummation of the Closing contemplated hereunder) in all respects.

(xvi) Elitech shall have delivered the Elitech Guarantee to such Investor.

(xvii) Elitech shall have delivered the letter agreement in the form attached hereto as Exhibit K to such Investor.

(xviii) Howard Birndorf shall have entered into a Cash Compensation Suspension Agreement, substantially in the form attached hereto as Exhibit L.

(xix) The Company shall have delivered to such Investor such other documents relating to the transactions contemplated by this Agreement as such Investor or its counsel may reasonably request.

8. TERMINATION. In the event that the Closing shall not have occurred with respect to an Investor on or before five (5) Business Days from the date hereof due to the Company’s or such Investor’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 8, the Company shall remain obligated to reimburse the non-breaching Investors for the expenses described in Section 4(e) above.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Investors, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the Other Agreements, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the aggregate number of Conversion Shares issued and issuable hereunder and under the Notes, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Investors and holders of Securities issued hereunder (or pursuant to the Notes issued hereunder) as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Notes. The Company has not, directly or indirectly, made any agreements with any Investors relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Investor has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Nanogen Inc.
10398 Pacific Center Court
San Diego, California 92121
Telephone:	(858) 410-4600
Facsimile:	(858) 410-4949
Attention:	Nick Venuto

with a copy (for informational purposes only) to:

Morgan, Lewis & Bockius LLP
One Market, Spear Street Tower
San Francisco, CA 94605
Telephone:	(415) 442-1091
Facsimile:	(415) 442-1001
Attention:	Scott D. Karchmer, Esq.

If to the Transfer Agent:

Computershare Investor Services 250 Royall Street
Canton, MA 02021
Telephone:	(877) 282-1168
Facsimile:	(781) 575-3606
Attention:	Jeff Seiders

If to an Investor, to its address and facsimile number set forth on the Schedule of Investors, with copies to such Investor’s representatives as set forth on the Schedule of Investors,

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue New York, New York 10022
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate number of Conversion Shares issued and issuable hereunder, including by way of a Fundamental Transaction (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes). An Investor may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be an Investor hereunder with respect to such assigned rights

(h) No Third Party Beneficiaries. Except for the Collateral Agent, who shall be a third party beneficiary to the provisions of Sections 4(m), 4(n) and 4(o) of this Agreement, this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Investors contained in Sections 2 and 3, and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing. Each Investor shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as are reasonably necessary in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. (i) In consideration of each Investor’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Investor and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party that is not an Affiliate of such Indemnitee (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Investor or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(ii) Promptly after receipt by an Indemnitee under this Section 9(k) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section 9(k), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. Legal counsel referred to in the immediately preceding sentence shall be selected by the Investors holding at least a majority of the Purchased Shares. The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities. The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section 9(k), except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(iii) The indemnification required by this Section 9(k) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(iv) The indemnity agreements contained herein shall be in addition to (x) any cause of action or similar right of the Indemnitee against the indemnifying party or others, and (y) any liabilities the indemnifying party may be subject to pursuant to the law.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Investor and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Investors. The Company therefore agrees that the Investors shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o) Payment Set Aside. To the extent that the Company makes a payment or payments to the Investors hereunder or pursuant to any of the other Transaction Documents or the Investors enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p) Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under this Agreement or any other Transaction Document are several and not joint with the obligations of any Other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under any Transaction Document. Nothing contained herein or in this Agreement or any other Transaction Document, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and the other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other Transaction Document and the Company acknowledges that the Investors and the Other Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by Agreement and any other Transaction Document. The Company and the Investor confirms that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Document, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Investor and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

NANOGEN INC.

By:
Name:
Title:

IN WITNESS WHEREOF, each Investor and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

INVESTOR:

By:
Name:
Title:

DISCLOSURE SCHEDULE OF NANOGEN, INC. TO ACCOMPANY

SECURITIES PURCHASE AGREEMENT DATED AS OF AUGUST 14, 2008

BY AND AMONG

NANOGEN, INC. AND

THE INVESTORS LISTED THEREIN

3(a)

Nanogen Recognomics GmbH joint venture with Aventis, which has been inactive since 2004, is owned 60% by Nanogen and 40% by Aventis.

3(b)

Nanogen’s 6.25% senior convertible notes and 9.75% senior secured convertible notes and related indenture and warrants (the “Note Transaction Documents”) currently provide the note and warrant holders require such holders’ consent to the interim financing contemplated by the Agreement. Concurrent with the signing of the Agreement, the parties will enter into a restructuring transaction in which the Note Transaction Documents will be amended to permit the interim financing.

3(d)

There are stock options, warrants and convertible debt that may become outstanding shares of Nanogen. The terms of such options, warrants and convertible debt are disclosed in SEC Reports.

In addition, as a result of the restructuring of the Company’s 6.25% Senior Convertible Notes in March 2008, the anti-dilution provisions of certain warrants issued in the August 2007 debt financing (the “Warrants”) were triggered, which increased the number of shares of common stock issuable upon exercise of such Warrants by approximately 11.7 million shares. Such increase was not reflected in the Company’s financial statement for the first quarter Form 10Q and will be reflected in the Company’s next Form 10Q filings. See Form 8-K filed by the Company on August 5, 2008 regarding the restatement of financial statements and the amended Form 10Q for fiscal quarter 2008 filed on August 8, 2008.

All equity awards granted by Nanogen prior to December 12, 2006 provide for accelerated vesting of all of the shares subject to the award upon a change in control of Nanogen. Certain equity awards granted by Nanogen on or after December 12, 2006 provide for accelerated vesting of all or part of the shares subject to the award upon a change in control of Nanogen, or upon the holder’s termination of employment under designated circumstances following a change in control. In addition, Nanogen has entered into employment agreements with certain employees that provide for accelerated vesting of all or part of the employee’s outstanding equity awards upon a change in control of Nanogen, or upon the holder’s termination of employment under designated circumstances following a change in control.

All equity awards granted under our 1997 Stock Incentive Plan (the “Plan”) prior to December 12, 2006, and certain equity awards granted after such date, contain a special Section 280G tax gross-up provision.

Nanogen has an Employee Stock Purchase Plan that allows employees twice a year to purchase up to 1,666 shares of our common stock at a discount to the market price.

See the August 2007 convertible debt agreements, including related March 2008 restructuring agreement of such debt, which were disclosed in the SEC Reports.

3(f)

As a result of the restructuring of the Company’s 6.25% Senior Convertible Notes in March 2008, the anti-dilution provision of certain warrants issued in the August 2007 debt financing (the “Warrants”) was triggered, which increased the number of shares of common stock issuable upon exercise of such Warrants by approximately 11.7 million shares. Such increase was not reflected in the Company’s financial statement for the first quarter Form 10Q and will be reflected in the Company’s next Form 10Q filings. See Form 8-K filed by the Company on August 5, 2008 regarding the restatement of financial statements and the amended Form 10Q for fiscal quarter 2008 filed on August 8, 2008.

As disclosed in the Form 10-K filed by the Company on March 31, 2008, in response to SEC’s review of certain accounting treatment of Jurilab Ltd., a variable interest entity originally consolidated in the quarter ending September 30, 2005, the Company has restated its consolidated financial statements to its Form 10-K for the fiscal year ended December 31, 2006 and its Form 10-Q for the three and nine-month periods ended September 30, 2007. The SEC continues to comment on the question as to whether a separate financial statement of Jurilab should be filed pursuant to Regulation S-X of the Securities Act of 1933, as amended. While the Company does not believe that such separate financial statement is required and has responded to the SEC with its position, the Company has not received final confirmation that such SEC comment has been resolved.

3(j)

We have received a letter claiming damages from Montwell, a Turkish distributor of our micro array product that has been discontinued. The claim is unresolved.

3(k)

In connection with the debt restructuring completed in March 2008, we granted a first priority lien on substantially all of our assets to holders of the 9.75% Senior Secured Convertible Notes to secure our obligations under such notes. In addition, there are some specific asset liens supporting fixed asset financing provided by GE in North America and specific liens on accounts receivable in Italy supporting a working capital facility.

3(m)

We entered into an employment agreement with Nicholas Venuto, our CFO, subsequent to the Balance Sheet Date. A copy of this agreement has been made available and filed in the SEC Report.

We created a general lien on the majority of our assets as part of the March 2008 debt restructuring. Copies of the related documents have been made available and filed in the SEC Report.

We entered into a Share Exchange Agreement dated August 14, 2008 with Financière Elitech S.A.S., a société par actions simplifiée incorporated under the laws of France and registered with the Clerk of the Commercial Court of Nanterre under the number 481 676 062 (“Elitech”), and the shareholders of Elitech, as listed on Schedule 1 attached thereto.

All equity awards granted by Nanogen prior to December 12, 2006 provide for accelerated vesting of all of the shares subject to the award upon a change in control of Nanogen. Certain equity awards granted by Nanogen on or after December 12, 2006 provide for accelerated vesting of all or part of the shares subject to the award upon a change in control of Nanogen, or upon the holder’s termination of employment under designated circumstances following a change in control. In addition, Nanogen has entered into employment agreements with certain employees that provide for accelerated vesting of all or part of the employee’s outstanding equity awards and for the payment of certain severance benefits upon a change in control of Nanogen, or upon the holder’s termination of employment under designated circumstances following a change in control.

The accelerated vesting of the outstanding equity awards, and the payment of severance benefits may result in the payment of an excess parachute payment within the meaning of Section 280G of the Code. All equity awards granted under the Plan prior to December 12, 2006, and certain equity awards granted after such date, contain a special Section 280G tax gross-up provision.

3(o)

Our material agreements are filed as exhibits to various SEC Reports. A list of current material agreements can be found in the exhibit list included in our 2007 Annual Report on Form 10K filed with the SEC on March 31, 2008.

Nanogen and Epoch are late in making rent payments for June, July and August of 2008 and related common area maintenance payments for facility leases in San Diego and Bothell. Nanogen has received a notice of default from its landlord for the San Diego facility.

Nanogen is currently in negotiations with its noteholders with respect to restructuring its outstanding convertible notes and, in connection therewith, has not pay the quarterly interest due on June 30, 2008 and principal payments due for the month of July 2008 with respect to such convertible notes.

Nanogen, Inc. and Epoch BioSciences, Inc. entered into to a License and Supply Agreement with Mirina Corporation, a Delaware corporation focused on developing a therapeutic use of the MGB technology of Epoch., in August 2008. Pursuant to the License and Supply Agreement, Mirina Corporation issued to Nanogen 1,300,000 shares of its common stock. In connection with the License and Supply Agreement and the issuance of shares of common stock to it, Nanogen also entered into the following agreements with Mirina Corporation and, in some cases, certain investors in Mirina Corporation: Subscription Agreement, Stock Restriction Agreement, , Stockholders Agreement and Investors’ Rights Agreement.

Concurrently with the execution of this Agreement, Nanogen and Howard Birndorf are entering into a Salary Suspension Agreement. pursuant to which Nanogen agrees to indemnify Mr. Birndorf for any taxes and penalties incurred as a result of the suspension of his salary.

3(q)

See annex 3(q) attached hereto.

Nanogen is aware that Biosite Inc. has been developing certain product in the cardiac diagnostics market that may be related to Nanogen’s Stanton patent for cardiac testing, 3-in-1 patents relating to 3 or more markers per cardiac test and certain stroke patents. On or about July 1, 2008, Nanogen sent an letter to Biosite, Inc., making an offer to grant a license of such patents to Biosite Inc., and we have not yet received a response.

We are party to a joint venture agreement with Aventis. The agreement relates to Nanogen Recognomics, GmbH, which has been inactive since 2004 but contains some joint intellectual property. We own 60% and Aventis owns 40% of this entity.

3(z)

We are party to the following Related Party Transactions:

Entity	Relationship	Transaction
Heiner Dreismann	BOD member	Consulting agreement up to $60,000 per year

ThermoFisher	5%+ stockholder	Distribution and License Agreement, February 2008 & Distribution Agreement, August 2006.

Hx Diagnostics	We hold minority interest in stock	Assay Development and License Agreement dated July 23, 2008; Equity Purchase Agreement dated July 23, 2008; Development and License Agreement, June 2006; and related interim funding letter agreement dated May 23, 2008.

Hx Diagnostics	We hold minority interest in stock	Development and License Agreement, June 2006, and related interim funding letter agreement dated May 23, 2008.

Vectrant	Our BOD member is CEO	Facility sublease (one office and portion of lab in San Diego)

Oy Jurilab Ltd	We hold minority interest in stock	Type 2 Diabetes Collaboration Agreement, May 2006

3(b)(b)

As previously announced on November 27, 2007, the Company received a letter from the NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). The letter stated that the Company has until May 27, 2008 to regain compliance. If the Company does not regain compliance by May 27, 2008, the Company may transfer the listing of its common stock to the NASDAQ Capital Market if the common stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. Upon such transfer, Company will be afforded an additional 180 calendar days from May 27, 2008 to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market. On May 27, 2008, the listing of the Company’s common stock was transferred from the NASDAQ Global Market to the NASDAQ

Capital Market, and the Company is afforded an additional compliance period of 180 calendar days, or until the end of November 2008, to comply with the minimum bid price requirement of the NASDAQ Capital Market.

3(ff)

See disclosure under Section 3(bb) regarding NASDAQ minimum bid price requirement. In addition, certain filings are required under the U.S. Security Agreements to perfect the security interests granted thereunder.

3(oo)

As a result of the restructuring of the Company’s 6.25% Senior Convertible Notes in March 2008, the anti-dilution provisions of certain warrants issued in the August 2007 debt financing (the “Warrants”) were triggered, which increased the number of shares of common stock issuable upon exercise of such Warrants by approximately 11.7 million shares. Such increase was not reflected in the Company’s financial statement for the first quarter Form 10Q and will be reflected in the Company’s next Form 10Q filings. See Form 8-K filed by the Company on August 5, 2008 regarding the restatement of financial statements and the amended Form 10Q for fiscal quarter 2008 filed on August 8, 2008.

As disclosed in the Form 10-K filed by the Company on March 31, 2008, in response to SEC’s review of certain accounting treatment of Jurilab Ltd., a variable interest entity originally consolidated in the quarter ending September 30, 2005, the Company has restated its consolidated financial statements to its Form 10-K for the fiscal year ended December 31, 2006 and Form 10-Q for the three and nine-month periods ended September 30, 2007.

SCHEDULE: ELITECH FINANCIALS

CAUTIONARY STATEMENT

Nanogen cautions its shareholders and the financial community not to place undue reliance upon the balance sheet and operating financial data and projection set forth below and that this selected financial information set forth below is preliminary, was prepared by Elitech, has not been audited or reviewed by an independent registered public accounting firm or other independent auditor and is subject to change for a number of reasons, including adjustments resulting from further review by Elitech, and adjustments resulting from the auditors’ review of completed financial statements. The results of Elitech’s and it auditors’ further review of its financial statements may lead to material changes to the financial statements, including those covering the periods presented above. In addition, the Elitech financial information above is not based on US GAAP and should not be viewed as a substitute for US GAAP financial measures. The projected operating financial data for 2008-2011 is subject to risks and uncertainties that could cause the actual results to differ materially from those set forth below.

	Company: Balance Sheet as at :	ELITECH G -EF March 31 2008 Current Balance (in thousands and Euros (€)) unaudited
	Assets
	Cash and equivalents	4,725
	Total Accounts Receivable	8,694
	Total Inventories	7,868
	Prepaid Expenses	819
	Total Current Assets	22,106
	Net Fixed Assets and Intangibles	23,644
	Total Other Assets	5,330
	Total Assets	51,080

	Liabilities & Shareholders Equity

	Total Current Liabilities	11,921
	Total Long Term Liabilities and convertible debt	18,694
	Total Shareholders Equity	20,465
	Total Liabilities & Shareholders Equity	51,080

Notes:
	Reflects the Elitech Group balance sheet for those entities to be combined with Nanogen pursuant the Share Exchange Agreement

Elitech Operating Model
(a),(b)
(US$ in millions)
Elitech Historical and Projected Financials
(a) Negative revenue growth in 2007 due to discontinuation and spinoff of products in Wescor division, and a one off reduction in annual purchases by Dade
Behring prior to their acquisition by Siemens.
(b) Historical and projected results as per Company Management.  Elitech fiscal year end is March 31; figures have been converted to calendar year end for illustrative purposes and for consolidated figures in other exhibits.
Calendar Year Ended December 31,
CY2007A CY2008E CY2009E CY2010E CY2011E
Revenue
Revenue 67.5 77.2 91.2 104.1 115.0
Other Revenue - - - - -
Total Revenue 67.5 77.2 91.2 104.1 115.0
Cost of Goods Sold 39.5 43.8 50.2 56.3 61.1
Gross Margin 28.0 33.5 41.0 47.8 54.0
Operating Expenses
Selling, General, and Administrative 19.5 21.0 23.6 25.6 27.7
Research and Development 4.1 6.3 7.9 7.9 8.1
Other Expenses - - - - -
EBIT 4.4 6.2 9.5 14.2 18.2
Depreciation and Amortization 1.7 1.8 1.8 1.8 1.8
EBITDA 6.1 8.0 11.3 16.0 20.0
Other (income) expenses
Net Interest (Income) Expense 0.6 1.7 1.6 1.7 1.9
Other (Income) Expense - - - - -
Pretax income 3.8 4.5 7.9 12.5 16.3
Provision for Income Tax 1.1 1.1 2.6 3.7 4.9
Net income (Loss) 2.7 3.4 5.3 8.7 11.4
Growth Rates and Margins
Revenue Growth (2.5%) 14.5% 18.0% 14.2% 10.5%
Gross Margin 41.5% 43.4% 45.0% 45.9% 46.9%
EBITDA Margin 9.0% 10.4% 12.4% 15.4% 17.4%
EBIT Margin 6.6% 8.0% 10.4% 13.7% 15.8%
Net Margin 4.0% 4.4% 5.8% 8.4% 9.9%

SCHEDULE OF INVESTORS

EXHIBITS

Exhibit A	Form of Note
Exhibit A-1	Form of Amended Exchanged Notes
Exhibit A-2	Form of Additional Convertible Exchanged Notes
Exhibit B-1	Form of US Security Agreement with the Company
Exhibit B-2	Form of US Security Agreement with the Subsidiaries
Exhibit C-1	Form of Guarantee (other than the NAD Sub)
Exhibit C-2	Form of Guarantee of the NAD Sub
Exhibit D	Form of Elitech Guarantee
Exhibit E	Form of Italian Security Agreements
Exhibit F	Form of Intercreditor Agreement
Exhibit G	Form of Irrevocable Transfer Agent Instructions
Exhibit H	Form of Opinion of Company’s Counsel
Exhibit I	Form of Secretary’s Certificate
Exhibit J	Form of Officer’s Certificate
Exhibit K	Form of Letter Agreement with Elitech
Exhibit L	Form of Cash Compensation Suspension Agreement